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                                                                    EXHIBIT 11

                    CPC INTERNATIONAL INC. AND SUBSIDIARIES
                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (In millions, except per share amounts)

                                               For the periods ended March 31,
                                                  1997                1996
                                               ----------         -----------
             PRIMARY
Income from continuing operations               $117.5              $107.7
Preferred stock dividends, net of taxes           (2.9)               (2.8)
                                                ------              ------
Income from continuing operations available
  to common stockholders                         114.6               104.9
Income (loss) from discontinued operations        (8.6)               14.7
                                                ------              ------
Net Income -- Common Shares                     $106.0              $119.6
                                                ======              ======
Weighted average shares outstanding              143.5               145.6
                                                ------              ------
PRIMARY EARNINGS PER SHARE(*)
Income from continuing operations               $ 0.79              $ 0.72
Income (loss) from discontinued operations       (0.06)               0.10
                                                ------              ------
Net Income                                      $ 0.73              $ 0.82
                                                ======              ======
              FULLY DILUTED
Income from continuing operations               $117.5              $107.7
Adjustments to net income:
  Assumed additional cost if ESOP shares
    are fully converted net of certain
    tax benefits                                   (.7)                (.7)
                                                ------              ------
Fully diluted income from continuing
  operations                                     116.8               107.0
Income (loss) from discontinued operations        (8.6)               14.7
                                                ------              ------
Net Income -- Fully Diluted                     $108.2              $121.7
                                                ======              ======
Weighted average shares outstanding              143.5               145.6
Add incremental shares representing:
  Shares issuable upon exercise of stock
    options based on year-end market price          .9                  .6
  Performance incentive shares issuable
    based on year-end market price                  .1                  .1
  Shares issuable upon conversion of ESOP
    shares                                         4.2                 4.3
                                                ------              ------
Weighted average number of shares as adjusted    148.7               150.6
                                                ======              ======
FULLY DILUTED EARNINGS PER SHARE
Income from continuing operations               $ 0.78              $ 0.70
Income (loss) from discontinued operations       (0.06)               0.10
                                                ------              ------
Net Income                                      $ 0.72              $ 0.80
                                                ======              ======
Dilutive effect of incremental shares             -2.6%               -2.6%
                                                ======              ======

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(*) Incremental shares have not been considered in the computation of primary earnings per share in accordance with generally accepted accounting principles which requires the inclusion only when the dilutive effect is greater than three percent.


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